Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

among

EDGEWATER TECHNOLOGY-ZERO2TEN, INC.

and

ZERO 2 TEN, INC.,

ZERO2TEN EMEA LIMITED

and

PAUL A. COLELLA, RYAN CASEY, DAVID T. KOHAR and ADAM SPURR

Dated as of March 13, 2015

i

5.2	Notices, Consents and Approvals	30
5.3	Operation of Business During Interim Period	30
5.4	Access During Interim Period	31
5.5	Interim Period Notice	31
5.6	Further Assurances	32
5.7	Employee Matters	32
5.8	Cooperation after Closing	33
5.9	Risk of Loss	34
5.10	No Shop	35
5.11	Bulk Sales Law	35

Section 6.	Conditions to Obligation to Close	35
6.1	Conditions to Obligation of the Buyer to Close	35
6.2	Conditions to Obligation of the Seller to Close	36

Section 7.	Confidentiality	36

Section 8.	Tax Cooperation	37

Section 9.	Survival, Effect of Closing and Indemnification	37
9.1	Survival of Representations and Warranties; Survival of Covenants and Agreements	37
9.2	Indemnity by the Seller and the Stockholders	38
9.3	Indemnity by the Buyer	39
9.4	Matters Involving Third Parties	40
9.5	Right of Release or Offset	41
9.6	Subrogation of Buyer	41
9.7	No Right of Contribution	41
9.8	Exclusive Remedy	41

Section 10.	Termination	41
10.1	Termination of Agreement	41
10.2	Effect of Termination	42

Section 11.	Miscellaneous	43
11.1	Press Releases and Public Announcements	43
11.2	No Third Party Beneficiaries	43
11.3	No Joint Venture	43
11.4	Entire Agreement	43
11.5	Binding Nature	43
11.6	Counterparts	43
11.7	Headings	43
11.8	Notices	43
11.9	Governing Law	44
11.10	Change in Law	44
11.11	Amendments and Waivers	44
11.12	Consent to Jurisdiction	45
11.13	Severability	45
11.14	Transfer Fees and Expenses	45
11.15	Construction	45

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11.16	Incorporation of Exhibits and Schedules	45
11.17	Specific Performance	45
11.18	Dispute Resolution	46

Exhibits

Exhibit A	Escrow Agreement
Exhibit B	Earnout Agreement
Exhibit C-1	Non-Compete Agreement for Seller
Exhibit C-2	Non-Compete Agreement for Stockholder
Exhibit D	Parent Guaranty

Seller Disclosure Schedules

iii

Execution Copy

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 13, 2015, by and among EDGEWATER TECHNOLOGY-ZERO2TEN, INC., a Delaware corporation (the “Buyer”), ZERO 2 TEN, INC., a Georgia corporation (the “Seller”), ZERO2TEN EMEA LIMITED, a private limited company organized under the laws of England and Wales (the “Subsidiary”), and Paul A. Colella, Ryan Casey, David T. Kohar and Adam Spurr (each individually, a “Stockholder”, and collectively, the “Stockholders”). The Seller and the Subsidiary are referred to herein collectively as the “Company.” Each of the Buyer, the Seller, the Subsidiary and the Stockholders are each referred to herein as a “Party” or, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Seller is owner of all the Acquired Assets; and

WHEREAS, upon the terms and conditions hereinafter set forth, the Seller desires to sell, and the Buyer desires to purchase, collectively, the Acquired Assets.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

Section 1. Definitions.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“AAA” has the meaning set forth in Section 11.18.

“Accountants” has the meaning set forth in Section 2.8.

“Accounts Receivable” means the Company’s consolidated notes and accounts receivable (billed and unbilled, all net of allowances for bad debts) relating to the Business or arising from the Company’s operations, but shall not include the promissory note payable by David T. Kohar to the Seller.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Additional Purchase Consideration Adjustment” has the meaning set forth in Section 2.4(f).

“Affiliate” when used with respect to any Party hereunder, means any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, the specified Party.

“Agreement” has the meaning set forth in the preamble above.

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“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Business” means the provision of products and services relating to Microsoft Dynamics CRM (Customer Relationship Management), including but not limited to, proprietary products, solutions and intellectual property, consulting, installation, configuration, customization, implementation, integration, hosting, training, product licensing, product re-sale and support, each as currently conducted or proposed to be conducted by the Company.

“Buyer” has the meaning set forth in the preamble above.

“Buyer Material Adverse Effect” means any material adverse change in, or effect on, the business, financial condition, operations, results of operations or future prospects of the Buyer, which could adversely affect the Buyer’s ability to perform its obligations under this Agreement.

“Cap” has the meaning set forth in Section 9.2(c).

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) of the Seller and the Subsidiary.

“Closing” has the meaning set forth in Section 2.5.

“Closing Consideration” has the meaning set forth in Section 2.4(b).

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Date Statement” has the meaning set forth in Section 2.4(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts which are reasonably within the contemplation of the Parties at the Effective Date and which do not require the performing Party to expend any funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

“Company” has the meaning set forth in the preamble above.

“Company Plans” has the meaning set forth in Section 3.15(a).

“Contracts” means all agreements, contracts, leases, orders, bids and commitments (oral and written) (including any amendments and other modifications thereto) to which the Seller or the Subsidiary is a party or which are binding on the Seller or the Subsidiary and which relate to the operation of the Business or the Acquired Assets, including, without limitation, all sales contracts, purchase orders, sales orders, purchase contracts, service contracts, outstanding bids and contracts in process and sales representative or distributorship contracts.

“Customer List” and “Customers” have the meanings set forth in Section 3.18.

“Disclosing Party” has the meaning set forth in the definition of Proprietary Information.

“Dispute Notice” has the meaning set forth in Section 2.4(f).

“Earnout Agreement” has the meaning set forth in Section 2.4(d).

“Effective Date” means the date on which this Agreement has been duly executed and validly delivered by the Parties.

“Employee Benefit Arrangement” means: (a) any plan or arrangement providing employees, consultants, contractors or directors with any form of stock or equity options, appreciation rights, phantom interests, purchase rights or other ownership; (b) any bonus, performance or incentive compensation plan, policy, practice or arrangement providing compensation or benefits to employees, consultants, contractors or directors; or (c) any contract, policy or practice providing compensation or benefits to employees, consultants, contractors or directors that is not included in the foregoing categories or in the definition of Employee Pension Benefit Plan or Employee Welfare Benefit Plan.

“Employee Benefit Plan” means any Employee Pension Benefit Plan (including any Multi-Employer Plan), Employee Welfare Benefit Plan or Employee Benefit Arrangement.

“Employee Pension Benefit Plan” means any Employee Pension Benefit Plan (as defined in § 3(2) of ERISA), whether or not such plan is, or is intended to be, qualified under § 401(a) of the Code, and whether or not such plan is subject to Title I, Subtitle B, Part 1, 2, 3 or 4 of ERISA.

“Employee Welfare Benefit Plan” means: (a) any plan, policy, practice or arrangement providing medical, disability, life or accidental death or dismemberment benefits or subject to § 125 of the Code; (b) any plan, policy, practice or arrangement providing severance benefits, salary or wage continuation or other compensation or benefits upon termination of employment, reduction in hours, change in control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, change in employment category or similar event; (c) any plan, policy, practice or arrangement providing for service awards, tuition payments or reimbursement for scholarship; (d) any plan, policy, practice or arrangement providing for paid time off (including, without limitation, holiday pay, sick leave, vacation, leave of absence or disability); (e) any plan, policy, practice or arrangement providing other fringe benefits not included in the foregoing categories (including, without limitation, company cars, relocation assistance and free or reduced costs, products or services); or (f) any Employee Welfare Benefit Plan (as defined in § 3(1) of ERISA) not included in the foregoing categories.

“Environment” means soil, land surface or subsurface strata, real property, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life (including fish and all other aquatic life) and any other environmental medium or natural resource.

“Environmental Laws” mean the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Air Act (42 U.S.C. § 1860 et seq.), and the Clean Water Act (33 U.S.C. § 1251 et seq.), each as amended or hereinafter in effect, and any other federal, state, local or foreign law, regulation or legal requirement, as now or hereinafter in effect, relating to: (a) the Release, containment, removal, remediation, response, cleanup or abatement of any sort of any Hazardous Material; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Hazardous Material; (c) exposure of persons, including employees, to any Hazardous Material; (d) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Hazardous Material; (e) the pollution, protection or clean-up of the Environment; or (f) noise.

“Environmental Liabilities” means any Liability under or related to former or current Environmental Laws or the common law, whether such Liability is known or unknown, contingent or accrued, arising as a result of or in connection with: (a) loss of life, injury to persons, property or business or damage to natural resources, caused (or allegedly caused) by the presence or Release of Hazardous Materials at, on, in, under, adjacent to or migrating from the Acquired Assets, including, but not limited to, Hazardous Materials contained in building materials or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Acquired Assets; (b) the investigation and/or Remediation of Hazardous Materials that are present or have been Released at, on, in, under, adjacent to or migrating from the Acquired Assets, including, but not limited to, Hazardous Materials contained in the Acquired Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Acquired Assets; (c) loss of life, injury to persons, property or business or damage to natural resources caused (or allegedly caused) by the offsite disposal, storage, transportation, discharge, Release or recycling, or the arrangement for such activities, of Hazardous Materials, in connection with the ownership or operation of the Acquired Assets; and (d) the investigation and/or remediation of Hazardous Materials that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, in connection with the ownership or operation of the Acquired Assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity included in the group of entities that are treated as single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan that is or has been entered into, maintained, contributed to or administered by an ERISA Affiliate. Such term also includes each Employee Benefit Plan that is or has been entered into, maintained, contributed to or administered by the Company with respect to employees who are not employed in the Business.

“Escrow Adjustment”, “Escrow Agent”, “Escrow Agreement” and “Escrow Fund” have the meanings set forth in Section 2.4.

“Estimated Closing Date Balance Sheet” means the estimated consolidated balance sheet of the Company, as of 11:59 p.m. Eastern Time on the Closing Date, prepared in accordance with GAAP with all amounts in U.S. dollars, and delivered to the Buyer prior to the Closing.

“Estimated Closing Date Net Working Capital” means, as reflected on the Estimated Closing Date Statement (as set forth in Section 2.4), prepared in accordance with GAAP with all amounts in U.S. dollars and subject to final determination based on the Closing Date Statement, the amount equal to the difference between: (x) the Accounts Receivable and Prepaid Expenses and (y) the Assumed Liabilities and Subsidiary Liabilities.

“Estimated Closing Date Statement” has the meaning set forth in Section 2.4(e).

“Estimated Net Working Capital Target” means $402,899.

“Event of Loss” has the meaning set forth in Section 5.9.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Exhibits” means the exhibits to this Agreement.

“FAS No. 5” has the meaning set forth in Section 3.6.

“Final” or “finally,” when applied to a decision, approval or act of any Governmental Authority, means that the decision, approval or act has occurred, purports to be the final resolution and is unappealable by any Person, including exhaustion of all administrative and judicial appeals or remedies and the running of time periods and statutes of limitation for rehearing and judicial review.

“Final Adjustment Auditor” has the meaning set forth in Section 2.4(f).

“Final Closing Date Balance Sheet” has the meaning set forth in Section 2.4(f).

“Final Closing Date Net Working Capital” means, as reflected on the Closing Date Statement and prepared in accordance with GAAP with all amounts in U.S. dollars, the amount equal to the difference between: (x) the Accounts Receivable and Prepaid Expenses and (y) the Assumed Liabilities and Subsidiary Liabilities.

“Final Net Working Capital Target” means $402,899 minus (if any) the product of (i) $7,511,623 divided by 365 and (ii) the mean of the quotients of a) Non-Cash Deferred Revenue for each month-end of 2014, divided by b) the NWC Factor for each corresponding 2014 month-end date multiplied by 365.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, local, foreign or other governmental, regulatory or administrative agency, commission, department, board or other governmental subdivision, court, tribunal, arbitral body or other governmental authority, but excluding any subsequent owner of the Sites (if otherwise a Governmental Authority under this definition).

“Hazardous Material” or “Hazardous Materials” means oil, petroleum and/or petroleum by-products and hazardous materials or wastes, air emissions, hazardous or toxic substances, wastewater discharges and any chemical, material or substance or other emissions that may give rise to liability under, or is listed or regulated under, applicable Laws as a “hazardous” or “toxic” substance or waste, or as a contaminant, or is otherwise listed or regulated under applicable Laws because it poses a hazard to human health or the environment, except that ordinary office materials, consumables and supplies used by the Company in the ordinary course of its business so long as such items are used for their intended purpose and in amounts reasonable for such purposes shall not be considered to be “Hazardous Material.”

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Intellectual Property” means all domestic and foreign patents and registered and unregistered trade names, fictitious names, logos, brand names and trade expressions, copyrights, trademarks (and associated goodwill), processes, software, proprietary and/or branded products, know-how, trade secrets, service marks and patents, and other proprietary rights, and licenses and applications for any of the foregoing, used by the Seller or the Subsidiary in the operation of the Business or necessary to the operation of the Business.

“Interim Financials” has the meaning set forth in Section 3.5.

“Interim Period” means that period of time, if any, commencing on the Effective Date and ending on the Closing Date.

“Knowledge” shall be attributable to an individual with respect to a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry or investigation concerning the truth or existence of such fact or other matter.

“Knowledge” shall be attributable to a Person other than an individual with respect to a particular fact or other matter if any individual who is serving or who has served at any time as a director or officer of such Person has Knowledge of such fact or other matter after due inquiry.

“Laws” means all laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitution, ordinances, common laws or treaties, of any federal, state,

local, municipal, foreign, international or multinational government or administration and related agencies.

“Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including, without limitation, any liability for Taxes.

“Liability Basket” has the meaning set forth in Section 9.2(b).

“Lien” means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“Losses” has the meaning set forth in Section 9.2.

“Material Adverse Effect” means any change in, or effect on, the Business or the Acquired Assets that is materially adverse or is reasonably likely to be materially adverse to the financial condition, operations, results of operations or future prospects of the Business as operated on the Effective Date; provided that any such change or effect that is cured to the reasonable satisfaction of the Buyer (as evidenced by written notice from the Buyer) prior to Closing shall not be considered a Material Adverse Effect. Moreover, a Material Adverse Effect shall in no circumstances be deemed to have arisen or exist for purposes of the foregoing by reason of any of the following: (i) any act or omission contemplated by this Agreement or (ii) the execution or announcement of this Agreement.

“Material Agreements” has the meaning set forth in Section 3.12(a).

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Non-Cash Deferred Revenue” means the Company’s consolidated deferred revenue liability that has not been collected in cash by the Company as of the date of the liability.

“Non-Compete Agreement” has the meaning set forth in Section 2.6(c).

“NWC Factor” means, for each month-end of 2014, the amounts listed in Schedule 2.4(e) under each particular month-end date.

“Parent” means Edgewater Technology, Inc., a Delaware corporation and the direct parent company of the Buyer.

“Parent Guaranty” has the meaning set forth in Section 2.6(e).

“Party” and “Parties” have the meanings set forth in the preamble above.

“Permits” means all certificates, licenses, permits, approvals, consents, orders, exemptions and decisions of a Governmental Authority pertaining to the Seller and the Business, or the ownership, operation or use of the Acquired Assets.

“Permitted Encumbrances” means any of the following (a) Liens for Taxes, assessments, charges, levies or other claims not yet delinquent to the extent reflected on the Interim Financials; (b) Liens imposed by Law, such as materialmen’s, mechanics’, carriers’, warehousemen’s, workmen’s and repairmen’s liens and other such liens for amounts not yet delinquent; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; and (d) any Lien which is included within the Assumed Liabilities.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization or a Governmental Authority.

“Prepaid Expenses” means the Company’s consolidated prepaid expenses.

“Proprietary Information” means all information about any Party (the “Disclosing Party”) or its properties or operations furnished to any other Party (the “Receiving Party”) or its Representatives by the Disclosing Party or its Representatives, regardless of the manner or medium in which it is furnished. Proprietary Information does not include information that: (a) is or becomes generally available to the public, other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement; (b) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or its Representatives; (c) becomes available to the Receiving Party on a non-confidential basis from a Person, other than the Disclosing Party or its Representatives, who, to the Receiving Party’s Knowledge, is not otherwise bound by a confidentiality agreement with the Disclosing Party or its Representatives, or is not otherwise under any obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party or its Representatives; or (d) the Disclosing Party discloses to others on a non-confidential basis.

“Purchase Consideration Adjustment” means, subject to final determination based on the Closing Date Statement (as determined in accordance with Section 2.4(f)), the amount calculated by subtracting the Estimated Net Working Capital Target from the Estimated Closing Date Net Working Capital.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 2.8.

“Receiving Party” has the meaning set forth in the definition of Proprietary Information.

“Reduced Purchase Consideration Adjustment” has the meaning set forth in Section 2.4(f).

“Release” means any actual, threatened or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material into the Environment that may cause an Environmental Liability (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Material).

“Remediation” means any or all of the following activities to the extent they relate to or arise from the presence of Hazardous Materials at the Sites: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Sites under Environmental Laws that no material additional work is required by such Governmental Authority; (e) obtaining a written opinion of a licensed professional, as contemplated by the relevant Environmental Laws and in lieu of a written notice from a Governmental Authority, that no material additional work is required to address Hazardous Materials at the Sites; and (f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address the presence of Hazardous Materials at the Sites.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents and advisors (including, without limitation, financial advisors, counsel and accountants).

“Schedule” means a schedule to this Agreement.

“Seller” has the meaning set forth in the preamble.

“Seller’s Approvals” has the meaning set forth in Section 6.1(c).

“Seller’s Knowledge” means the Knowledge of a particular fact or other matter by one or more Stockholders.

“Sites” means the real property and improvements forming a part of, or used or usable in connection with, real property otherwise owned, leased or occupied by the Company. Any reference to the Sites shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at such Sites, and any reference to items “at the Sites” shall include all items “at, on, in, upon, over, across, under and within” the Sites.

“Stockholder” and “Stockholders” have the meanings set forth in the preamble above.

“Subsidiary” has the meaning set forth in the preamble above.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means a Person who is not a Party, an Affiliate of a Party, a Representative of a Party, a Representative of an Affiliate of a Party or a stockholder or member of any of a Party, a Party’s Affiliate or a Party’s Representative.

“Third Party Claim” has the meaning set forth in Section 9.4.

“Transferred Employees” has the meaning set forth in Section 5.7(a).

“Vendor List” and “Vendors” have the meanings set forth in Section 3.18.

“Year End Balance Sheet” and “Year End Financials” have the meanings set forth in Section 3.5(a).

Section 2. Acquisition by the Buyer.

2.1 Purchase and Sale of Acquired Assets. The Seller shall cause the sale and transfer to the Buyer, and the Buyer shall purchase, at the Closing, subject to and upon the terms and conditions contained herein, free and clear of any Liens (except Permitted Encumbrances), all of the right, title and interest that the Seller possesses, in and to the following assets (collectively, the “Acquired Assets”):

(a) all fixed assets, including vehicles, machinery, equipment and furniture and other personal property owned or used by the Seller in the operation of the Business, including, but not limited to, those fixed assets reflected on Schedule 2.1(a);

(b) all notes and accounts receivable (billed and unbilled, all net of allowances for bad debts) of the Seller relating to the Business or arising from the Seller’s operations;

(c) all inventory, including all materials and supplies, of the Seller relating to the Business or resulting from the operation of the Business;

(d) the prepaid expenses of the Seller;

(e) all of the Seller’s right, title and interest in and to all customer purchase orders, customer accounts, customer contracts, bids and other rights to provide services or materials to customers of the Seller, in existence as of the Closing Date;

(f) the sole and exclusive right, title and interest in and to any and all customer and vendor lists of the Seller;

(g) all business files and records of the Seller relating to the Acquired Assets and/or the Business, including, without limitation, all sales order files, systems order files, purchase order files, customer lists and records and copies of all legal, accounting and Tax records relating to the Acquired Assets and/or the Business;

(h) all Intellectual Property of the Seller relating to the Business, including, without limitation, all proprietary and/or branded products of the Seller (including all documentation, formulae or other materials relating to such products), all royalties, rights and interests in connection with any license of such Intellectual Property and including all of the Seller’s right, title and interest in and to the names “Zero2Ten” and “Adopt2Win,” or any other names which are derivative thereof or similar thereto, and all trade names or trade expressions utilized by the Seller in the course of the operation of the Business;

(i) all of the Seller’s right, title and interest in and to the website www.zero2ten.com, including any and all computer hardware, computer software (including source code, object code and documentation) and all other equipment, assets or property of the Seller relating thereto or used in connection with the Business;

(j) all of the Seller’s right, title and interest in and to all telephone numbers used by the Seller in the course of the Business and any and all right, title and interest of the Seller in and to any domain names, e-mail addresses or worldwide internet addresses utilized by the Seller in the course of the Business, all as set out in Schedule 2.1(j);

(k) all of the Seller’s rights under the Contracts to which the Seller is a party and which are in effect on the Closing Date, including, but not limited to, all Contracts entered into by the Seller during the Interim Period (if any), unless the Buyer has notified the Seller that it elects not to acquire or assume any Contracts and such Contracts are listed on Schedule 2.2(e) (in which event such Contracts which the Buyer has elected to exclude shall not be transferred to the Buyer and shall be retained by the Seller), in each instance provided that any consent required in connection with the transfer of each such Contract to the Buyer is obtained prior to the Closing Date;

(l) all exclusive distribution rights, marketing rights and similar rights held by or granted to the Seller and any and all Contracts evidencing such rights or relating thereto;

(m) all right, title and interest in the Permits relating to the operation of the Business, to the extent transferable;

(n) all of the Seller’s catalogs, manuals, marketing materials and advertisements and promotional materials;

(o) all other properties and assets of the Seller of every nature, kind and description, tangible or intangible, whether accrued, contingent or otherwise, related to or used or held for use in connection with the Business, as the same may exist on the Closing Date except only for the Excluded Assets;

(p) all of the Seller’s right, title and interest in and to the equity securities of the Subsidiary and all minute books, organizational documents and share records of the Subsidiary; and

(q) all goodwill of the Seller relating to the Acquired Assets and the Business.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the sale contemplated hereby the following assets (collectively, the “Excluded Assets”):

(a) all Cash;

(b) the Purchase Price;

(c) any current or deferred federal, foreign, state or local income and franchise Tax receivables of the Seller;

(d) all minute books, organizational documents and share records of the Seller;

(e) any Contracts of the Seller which the Buyer has elected not to assume and which are listed on Schedule 2.2(e) to this Agreement;

(f) all shares of stock of the Seller;

(g) except as specifically provided in Section 5.7, any Company Plan, Multiemployer Plan or ERISA Affiliate Plan (including, for this purpose, any Employee Benefit Plan to which the Seller or an ERISA Affiliate previously contributed to or maintained) and any assets relating to any Employee Benefit Plan; and

(h) all assets of the Seller set forth on Schedule 2.2(h).

2.3 Assumed and Excluded Liabilities.

(a) On the terms and subject to the conditions set forth herein, from and after the Closing, the Buyer will assume and satisfy or perform when due the following liabilities (the “Assumed Liabilities”):

(i) The accounts payable of the Seller existing as of the Closing Date to the extent such accounts payable were incurred in the ordinary course of business, consistent with past practice, and which are reflected in the Estimated Closing Date Balance Sheet;

(ii) Any purchase money security interests, lease obligations and Permitted Encumbrances relating to the Acquired Assets and which are set forth on Schedule 2.3(a)(ii) and which are properly reflected on the Estimated Closing Date Balance Sheet;

(iii) Accrued payroll for the Seller’s employees and contractors as of the Closing Date to the extent such accrued payroll is reflected in the Estimated Closing Date Balance Sheet as set forth on Schedule 2.3(a)(iii);

(iv) With respect to any Transferred Employees, responsibility for any accrued, but unpaid or unused, vacation leave, sick leave, holiday leave or other permitted leaves of absence, provided the same have been properly accrued on the Interim Financials and the Estimated Closing Date Balance Sheet; and

(v) All Liabilities relating to the Contracts of the Seller assigned to and assumed by the Buyer, of which the underlying event giving rise to the Liability arose subsequent to the Closing Date.

(b) Except for the Assumed Liabilities, the Buyer does not and shall not assume and shall not be liable for any Liabilities of the Seller (collectively, the “Excluded Liabilities”), including without limitation, the following:

(i) Liabilities arising out of any events, acts or omissions of the Seller or the Stockholders, or arising out of, relating to or resulting from the Seller’s ownership and use of the Acquired Assets or its conduct of the Business;

(ii) Environmental Liabilities and Remediations arising out of events, acts or omissions of the Seller, the Stockholders or any of their Affiliates, employees, servants or agents;

(iii) Liabilities relating to claims or litigation involving or relating to the Business, the Seller and/or the Stockholders for (1) any property damage claims and personal injury claims arising from the products sold or services provided by the Seller; (2) product liability, warranty or customer claims arising from products sold or services provided by the Seller; (3) any litigation described on Schedule 3.11 and (4) fraudulent or illegal acts of the Seller or the Stockholders;

(iv) any intercompany indebtedness or payables existing on the Closing Date between the Seller and any of its Affiliates;

(v) Taxes attributable to the Acquired Assets or the operation of the Business for periods prior to Closing;

(vi) Liabilities with respect to any Company Plan, Multiemployer Plan or ERISA Affiliate Plan (including, for this purpose, any Employee Benefit Plan to which the Seller or an ERISA Affiliate previously contributed to or maintained);

(vii) Fees of attorneys and accountants relating to the transactions the subject of this Agreement, whether billed or unbilled, including transactions relating to the acquisition of shares of the Subsidiary by the Seller; and

(viii) Without limiting the generality of the foregoing, all other liabilities, contracts, commitments, costs or expenses or other obligations of the Seller or the Stockholders of any nature whatsoever, known or unknown, liquidated or unliquidated, accrued, absolute, contingent or otherwise whether or not related to the Acquired Assets or the operation of Business, including, without limitation, Permitted Encumbrances, except only for the Assumed Liabilities.

The Seller, the Stockholders and the Buyer expressly agree that the Seller shall remain fully liable for the satisfaction and payment of the Excluded Liabilities, whether or not specifically referenced in this Section 2.3(b), and that the Buyer shall have no obligation with respect thereto. Without in any manner limiting the generality of the foregoing, the Buyer does not assume, and shall not be or become liable for any obligations of the Seller or the Stockholders, excepting only the Assumed Liabilities. The Seller and the Stockholders shall take all necessary action to insure that any and all Excluded Liabilities are paid and discharged by the Seller in a prompt and timely fashion.

2.4 Purchase Price; Payment.

(a) Subject to the provisions of this Section 2.4, the aggregate purchase price payable by the Buyer for the Acquired Assets (the “Purchase Price”) shall be the dollar amount equal to the sum of: (i) the Closing Consideration described in Section 2.4(b) below plus (ii) the Escrow Fund as described in Section 2.4(c) and elsewhere in this Agreement plus (iii) the Earnout Consideration (as hereinafter defined), if any.

(b) At the Closing, subject to the terms and conditions of this Agreement, the Buyer or the Parent shall deliver to the Seller Five Million Dollars ($5,000,000) in cash less the Escrow Fund in accordance with Section 2.4(c) below (the “Closing Consideration”). Payment of the Closing Consideration to the Seller shall be in accordance with the wire and delivery instructions set forth on Schedule 2.4(b).

(c) At the Closing, the Buyer or the Parent shall deliver to U.S. Bank National Association (the “Escrow Agent”), an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Escrow Fund”), to be held by the Escrow Agent in escrow pursuant to the terms and conditions of an escrow agreement by and among the Seller, the Buyer, the Stockholders and the Escrow Agent in substantially the form as attached as Exhibit A hereto (the “Escrow Agreement”), to provide the Buyer with security for the indemnification obligations of the Seller and the Stockholders pursuant to Section 9 of this Agreement. Subject to the determination of any claims asserted by the Buyer against the Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement, the remaining balance of the Escrow Fund, if any, together with any interest accrued on the Escrow Fund, if any, shall be released to the Seller on the first anniversary of the Closing Date; provided, however, that any amounts reserved for pending indemnity claims asserted by the Buyer on or prior to the date of the release of the Escrow Fund shall be retained in escrow until such time as such pending indemnity claim of the Buyer is satisfied or settled in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

(d) At the Closing, the Buyer and the Seller shall execute an earnout agreement (the “Earnout Agreement”) in substantially the form of Exhibit B attached hereto, pursuant to which, for the period commencing on the Closing Date and continuing thereafter for a period of two years, the Seller shall be eligible to receive the Earnout Consideration (as defined in the Earnout Agreement).

(e) The Seller shall deliver to the Buyer prior to Closing (i) the Estimated Closing Date Balance Sheet and (ii) a calculation and statement of the Estimated Closing Date Net Working Capital calculated from the Estimated Closing Date Balance Sheet (the “Estimated Closing Date Statement”), each prepared in accordance with GAAP. If the Purchase Consideration Adjustment based on the Estimated Closing Date Statement is greater than $0, the Closing Consideration shall be increased on a dollar-for-dollar basis, provided that any Purchase Consideration Adjustment that results in an increase of the Closing Consideration shall be included in the Escrow Fund at the Closing (the “Escrow Adjustment”), and subject to Section 2.4(f), shall be released from the Escrow Fund to the Buyer or the Seller (as the case may be) within fifteen (15) days after the Closing Date Statement becomes final and binding. If the Purchase Consideration Adjustment based on the Estimated Closing Date Statement is less than $0, the Closing Consideration shall be decreased on a dollar-for-dollar basis.

(f) Within sixty (60) days from the Closing Date, the Buyer shall prepare and provide to the Seller (i) a consolidated balance sheet of the Company, as of 11:59 p.m. Eastern Time on the Closing Date (the “Final Closing Date Balance Sheet”), and (ii) a calculation and statement of the Final Closing Date Net Working Capital and the Final Net Working Capital Target (the “Closing Date Statement”), each prepared in accordance with GAAP. The Seller may submit to the Buyer, not later than ten (10) days from receipt of the Closing Date Statement from the Buyer, a list of the components of the Closing Date Statement with which the Seller disagrees, if any (a “Dispute Notice”). If no Dispute Notice is provided prior to such date, the Closing Date Statement shall be deemed to have been accepted and agreed to by the Seller and shall be final and binding on the Parties. In the event of a Dispute Notice, the Buyer and the Seller shall thereafter for a period of up to twenty (20) days negotiate in good faith to resolve any items of dispute. Any items of dispute which are not so resolved shall be submitted to the Boston, Massachusetts office of Deloitte & Touche LLP (the “Final Adjustment Auditor”), which shall be retained to resolve any such dispute, the expenses of which shall be shared one-half by Buyer and one-half by the Seller. The determination of such Final Adjustment Auditor shall be final and binding on the Parties, absent manifest error.

(i) If the Purchase Consideration Adjustment, as finally determined based upon the Closing Date Statement (determined pursuant to the procedures set forth in Section 2.4(f)), exceeds the Purchase Consideration Adjustment determined based on the Estimated Closing Date Statement (such excess, if any, referred to herein as the “Additional Purchase Consideration Adjustment”), the Buyer shall, on or within fifteen (15) days after the Closing Date Statement becomes final and binding, cause the Escrow Agent to release from the Escrow Fund to the Seller in cash the amount of the Purchase Consideration Adjustment, if any, and shall pay to the Seller, in cash, the Additional Purchase Consideration Adjustment.

(ii) If the Purchase Consideration Adjustment, as finally determined based upon the Closing Date Statement (determined pursuant to the procedures set forth in Section 2.4(f)), is less than the Purchase Consideration Adjustment determined based on the Estimated Closing Date Statement (such shortfall, if any, referred to herein as the “Reduced Purchase Consideration Adjustment,” which for purposes below shall be deemed to be a positive number), then, on or within fifteen (15) days after the Closing Date Statement becomes final and binding:

1.	If the Reduced Purchase Consideration Adjustment is less than or equal to the Escrow Adjustment, if any, the Seller shall cause the Escrow Agent to release to the Buyer from the Escrow Fund, the amount of the Reduced Purchase Consideration Adjustment and the Buyer shall cause the Escrow Agent to release from the Escrow Fund to the Seller the amount by which the Escrow Adjustment, if any, exceeds the Reduced Purchase Consideration Adjustment.

2.	If the Reduced Purchase Consideration Adjustment is more than the Escrow Adjustment, if any, the Seller shall cause the Escrow Agent to release to the Buyer from the Escrow Fund the Escrow Adjustment, if any, and, at the option of the Buyer, the Seller and the Stockholders shall, jointly and severally, pay to the Buyer in cash the amount by which the Reduced Consideration Adjustment exceeds the Escrow Adjustment, if any, or shall cause the Escrow Agent to release from the Escrow Fund to the Buyer the amount by which the Reduced Purchase Consideration Adjustment exceeds the Escrow Adjustment, if any.

2.5 The Closing. Unless otherwise agreed to by the Parties, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hinckley, Allen & Snyder LLP, 28 State Street, Boston, Massachusetts, commencing at 10:00 a.m. Eastern Time on the Effective Date. The date of Closing is hereinafter called the “Closing Date” and shall be effective for all purposes herein as of 11:59 p.m. Eastern Time on the Closing Date.

2.6 Deliveries by the Seller and the Stockholders at the Closing. At the Closing, the Seller and the Stockholders shall deliver the following to the Buyer, duly executed and properly acknowledged, if appropriate:

(a) such bills of sale, assignments and other instruments as shall be reasonably sufficient to transfer title of the Acquired Assets to the Buyer on the terms and conditions set forth herein;

(b) the Escrow Agreement executed by the Seller and the Stockholders;

(c) a non-compete agreement executed by the Seller and each Stockholder, substantially in the forms attached hereto as Exhibits C-1 and C-2 (the “Non-Compete Agreement”);

(d) the Earnout Agreement executed by the Seller;

(e) a Parent Guaranty accepted by the Seller, substantially in the form attached hereto as Exhibit D (the “Parent Guaranty”);

(f) copies of all consents, approvals, waivers and financing statements obtained by the Seller with respect to the sale of the Acquired Assets or the consummation of the transactions contemplated by this Agreement;

(g) a certificate from an authorized officer of the Seller to the effect that the conditions set forth in Section 6.1 have been satisfied;

(h) the Buyer’s standard form confidentiality, non-disclosure and non-competition agreement executed by each of the Transferred Employees;

(i) a Secretary’s Certificate of the Seller in form and substance reasonably satisfactory to the Buyer;

(j) a Certificate of Good Standing of the Seller issued by the State of Georgia;

(k) evidence, satisfactory to the Buyer, stating that all Taxes due and payable by the Company have been paid in full and that the Company is in good standing for each state in which the Company maintains a place of business issued by the appropriate department of revenue or other similar Governmental Authority; and

(l) all such other instruments of sale, transfer, conveyance, assignment or assumption as the Buyer and its counsel may reasonably request in connection with the sale of the Acquired Assets or assumption of the Assumed Liabilities.

2.7 Deliveries by the Buyer at the Closing. At the Closing, the Buyer shall deliver or cause to be delivered to the Seller, properly executed and acknowledged, if appropriate:

(a) the Closing Consideration;

(b) the Earnout Agreement executed by the Buyer;

(c) the Escrow Agreement executed by the Buyer, and evidence that the Escrow Fund has been delivered to the Escrow Agent;

(d) the Non-Compete Agreements executed by the Buyer and the Parent;

(e) the Parent Guaranty executed by the Parent;

(f) a securities letter executed by the Buyer relating to the acquisition of the shares of the Subsidiary in form and substance reasonably satisfactory to the Seller;

(g) a certificate from an authorized officer of the Buyer to the effect that the conditions set forth in Section 6.2 have been satisfied;

(h) offer letters from the Buyer to each of the Stockholders in form and substance reasonably satisfactory to each of the Stockholders;

(i) a Secretary’s Certificate of the Buyer in form and substance reasonably satisfactory to the Seller; and

(j) counterparts of such assignment and assumption documents as shall be reasonably sufficient to transfer title of the Acquired Assets from the Seller to the Buyer on the terms and conditions set forth herein.

2.8 Allocation of the Purchase Price. Within one hundred twenty (120) days after the Closing, the Buyer shall provide to the Seller a schedule setting forth the allocation of the Purchase Price among the Acquired Assets (the “Purchase Price Allocation Schedule”), which shall be on IRS Form 8594, made in accordance with Section 1060 of the Code, and subject to approval by the Seller (such approval not to be unreasonably withheld, delayed or conditioned).

In the event of any dispute between the Buyer, on the one hand, and the Seller, on the other hand, with respect to the Purchase Price Allocation Schedule, the Buyer and Seller shall use Commercially Reasonable Efforts to resolve all such disputed items within fifteen (15) days after the receipt by the Seller of the Purchase Price Allocation Schedule. If the Buyer and Seller are unable to resolve all disputed items within such fifteen (15) day period, they shall jointly engage the Boston, Massachusetts office of Deloitte & Touche LLP (the “Accountants”) and submit the disputed items to the Accountants for resolution. The Accountants shall act as experts, and not as arbitrators, and shall determine only those items in dispute on the Purchase Price Allocation Schedule. Promptly, but no later than thirty (30) days after their engagement for such purpose, the Accountants shall deliver a written report to the Buyer and the Seller as to the resolution of the disputed items. The Purchase Price Allocation Schedule, either as approved by the Seller, or as determined by the Accountants as provided above, shall be promptly delivered to the Seller by the Buyer and shall be final and binding upon all the Parties, and the Buyer and the Seller shall each use the Purchase Price Allocation for all relevant Tax purposes. The fees and expenses of the Accountants incurred in connection with the resolution of disputes pursuant to this Section 2.8 shall be allocated between the Buyer, on the one hand, and the Seller, on the other hand, in proportion to the relative aggregate dollar amounts of disputed items that are determined adversely to the Buyer, on the one hand, and the Seller, on the other hand, by the Accountants.

2.9 Tax Treatment of Earnout Consideration. For all income tax purposes, the Earnout Consideration shall be treated by the Parties as a component of the total Purchase Price. To the extent required by U.S. federal income tax regulations, a component of the Earnout Consideration shall be treated as interest paid by the Buyer to the Seller, at the Applicable Federal Rate as defined therein. For purposes of the allocation of the Purchase Price under Section 2.8, above, the Earnout Consideration shall be allocated to goodwill of the Company (except for such portion as is allocated to interest). All parties shall file Tax Returns and Tax reports, including without limitation IRS Form 8594, consistently with this Agreement.

Section 3. Representations, Warranties and Disclaimers of the Seller and the Stockholders. The Seller and the Stockholders, jointly and severally, represent and warrant to the Buyer that, except as set forth in a Schedule to this Agreement, the statements contained in this Section 3 are true, correct and complete as of the Effective Date. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any Schedule shall qualify other sections and subsections in this Section 3 only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1 Organization of the Company.

(a) The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority: (a) to own or to hold under lease the property it purports to own or to hold under lease, and (b) to operate its properties and to conduct the Business as now being conducted by the Seller. The Seller is duly qualified or licensed to transact business as a foreign corporation and is in good standing in every jurisdiction in which any property is owned or leased by the Seller or payroll is paid by the Seller or the nature of the Business conducted by the Seller makes such qualification necessary. Attached hereto as Schedule 3.1 is a list setting forth the states in which the Seller is currently transacting business as a foreign corporation. Except for the Subsidiary, the Seller has no subsidiaries and does not own any securities issued by any other business corporation or other entity. Paul A. Colella, Ryan Casey and David T. Kohar are the only stockholders of the Seller, and Messrs. Colella, Casey and Kohar own all of the issued and outstanding securities of the Seller, free and clear of any claims, assessments, liens or other encumbrances. There are no preemptive rights, options, warrants, conversion privileges or other rights or agreements presently outstanding for the purchase or acquisition from the Seller of any of its authorized but unissued securities. Neither the Seller nor the Stockholders have granted any Person other than the Buyer any right (including, but not limited to, any right of first refusal) or option to purchase or otherwise acquire any of the Acquired Assets, and there exists no agreement or contract with respect to any such purchase or acquisition. The Seller’s federal employer identification number (FEIN) is set forth on Schedule 3.1.

(b) The Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority: (a) to own or to hold under lease the property it purports to own or to hold under lease, and (b) to operate its properties and to conduct the Business as now being conducted by Subsidiary. The equity securities of the Subsidiary consist of 200 A ordinary shares and 300 B ordinary shares. The Seller is the only equity security holder of the Subsidiary, and the Seller owns all of the issued and outstanding securities of the Subsidiary as set forth above, free and clear of any claims, assessments, liens or other encumbrances.

3.2 Authorization of Transaction. The Company has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All actions or proceedings to be taken by or on the part of the Company to authorize and permit the due execution and valid delivery by the Company of this Agreement and the instruments required to be duly executed and validly delivered by the Company pursuant hereto, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated herein, have been or will have been prior to the Closing duly and properly taken. This Agreement has been duly executed and validly delivered by the Company and the Stockholders and constitutes the legal, valid and binding obligation of the Company and the Stockholders, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

3.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, license or other restriction of any Governmental Authority to which the Company or any of its property is subject; (b) violate or conflict with any provision of the organizational documents of the Company; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract included in the Acquired Assets or result in the imposition of any Lien upon any of the Acquired Assets. No registration, declaration or filing with, or consent, approval, order or authorization of, or other action by any Governmental Authority or any Person is required on the part of the Company in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and/or the Company’s performance of its obligations hereunder.

3.4 Brokers’ Fees. Neither the Company nor the Stockholders have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.5 Financial Statements.

(a) Attached as Schedule 3.5 is: (i) the Company’s unaudited consolidated balance sheet as of December 31, 2014 (the “Year End Balance Sheet”) and the related unaudited consolidated statement of income and retained earnings for the year ended December 31, 2014 (collectively, the “Year End Financials”) and (ii) the Company’s unaudited consolidated balance sheet as of February 28, 2015 and the related unaudited consolidated statement of income and retained earnings for the two months ended February 28, 2015 (collectively, the “Interim Financials”). The Year End Financials and the Interim Financials are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other. The Year End Financials and Interim Financials present fairly the consolidated financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the Interim Financials, to normal year-end adjustments.

(b) There exist no Liabilities with respect to the Business including without limitation, Liens with respect to the Acquired Assets, except: (i) as reflected or reserved on the Interim Financials, or (ii) Liabilities that were incurred in the ordinary course of business after the date of the Interim Financials.

3.6 No Undisclosed Liabilities. The Company has no liability or obligation of any nature (whether matured or unmatured, fixed or contingent, secured or unsecured, accrued, absolute or otherwise) except as set forth on the Year End Financials or the Interim Financials, other than those liabilities arising in the ordinary course of the Company’s business since the date of the Interim Financials, and all liability reserves established by the Company and set forth thereon are adequate for all such liabilities at the respective dates thereof. There are no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March, 1995 (“FAS No. 5”) which were not adequately provided for on the Year End Financials or the Interim Financials, respectively, as required by FAS No. 5.

3.7 Absence of Changes. Since January 1, 2014, the Business has been operated in the ordinary course and there has not been:

(a) any Material Adverse Effect in the assets, financial condition or results of operations of the Business;

(b) any casualty, whether or not covered by insurance, other than a casualty relating solely to the Excluded Assets;

(c) any Liability incurred by the Business other than Liabilities incurred in the ordinary course of business;

(d) any payment, discharge or settlement of any claim against or obligation or liability of the Company except in the ordinary course of business, consistent with past practice;

(e) except in the ordinary course of business or the sale or transfer of worn out or obsolete assets, any sale, transfer or disposal of any assets (other than the Excluded Assets);

(f) any write-down or write off of any assets other than in the ordinary course of business or any revaluation of the Acquired Assets by the Company;

(g) any pledge, mortgage or encumbrance of any assets, except for Permitted Encumbrances;

(h) any capital expenditures or commitment to make any capital expenditure by the Company in any individual case in excess of $5,000 or in the aggregate in excess of $10,000;

(i) any change in any accounting methods, policies or practices of the Company;

(j) any forgiveness or cancellation of debts owed to the Company or waiver of any claims or rights of the Company;

(k) except in the ordinary course of business and consistent with past practice any change in the terms of any employment agreement or compensatory arrangement, or any bonus, pension, insurance or other employee benefit plan, or any payment or benefit made to or for any employee;

(l) any failure to pay any Liabilities in the ordinary course of business;

(m) any mortgage, pledge or other encumbrance of any assets of the Company;

(n) any transaction by the Company, except in the ordinary course of business consistent with past practice;

(o) any labor dispute which has affected the financial condition, the Acquired Assets or the Business;

(p) any amendment or termination of any Contract by the Company, except in the ordinary course of business consistent with past practice;

(q) any loan by the Company to any Person, or guaranty by the Company of any loan;

(r) any other event or condition of any character that has or might reasonably have a Material Adverse Effect; or

(s) any agreement or commitment or understanding, whether in writing or not, to take any of the actions specified in this Section 3.7.

3.8 Legal and Other Compliance. The Company has operated from its inception, and will continue to operate through the Closing Date, legally and in compliance with all conditions and requirements of all applicable federal, state and local laws, statutes, ordinances, rules, regulations, permits, policies, guidelines, orders, franchises, authorizations and consents. The Company is not in violation of any order, writ, decree or judgment of any Governmental Authority. The Company has not received notice of any asserted past or present failure to comply with any law, ordinance, regulation, permit, order or requirement. The Company possesses all Permits required under applicable Laws to carry on the Business as currently conducted.

3.9 Taxes. All federal, state, local and foreign Tax Returns and Tax reports required to be filed by the Company on or before the Closing Date have been timely filed with the appropriate Governmental Authority (or extensions filed or to be filed timely) in all jurisdictions in which such returns and reports are required to be filed, all of which are listed on Schedule 3.9; all such Tax Returns and Tax reports are true, complete and correct in all material respects and were prepared in substantial compliance with all applicable laws and regulations; and all amounts due with respect thereto have been paid. All Taxes which have become due or payable or are required to be collected by the Company or are otherwise attributable to any periods ending on or before the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full. There are no liens or other encumbrances with respect to Taxes on any of the Acquired Assets, other than for ad valorum Taxes not yet due and payable. All withholding and deposits required by law, rule or regulation to be made by the Company with respect to employees’ withholding Taxes, and with respect to all payments made to independent contractors, suppliers, creditors and stockholders, have been duly made, and as of the Closing Date all such deposits due will have been made; the Company has properly completed and filed or will properly complete and file all forms W-2, 1099 and similar forms with respect thereto. The Company has delivered to the Buyer true and complete copies of all of the Company’s state, federal and foreign income Tax Returns for the fiscal periods ended December 31, 2013 and December 31, 2012 and all reports and results of income Tax audits, if any, related thereto. No examination of any Tax Return of the Company is currently in progress, or, to the Seller’s Knowledge, threatened or contemplated. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such Tax Return. No portion of the Purchase Price is subject to the withholding Tax on nonresident aliens and foreign corporations under Code Sections 1441 and 1442, or to backup withholding under Code Section 3406. None of the Acquired Assets is a United States Real Property Interest within the meaning of Code Section 897(c)(1). Neither the Seller nor the Subsidiary is a party to any transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. Neither the Seller nor the Subsidiary has engaged in any “listed” or “reportable” transaction within the meaning of the Treasury Regulations, Section 1.6011-4(b) or any analogous provision of foreign law.

3.10 Insurance. Schedule 3.10 hereof sets forth a complete and accurate list of all insurance policies of the Company maintained by the Company currently and during the three (3) years preceding the Effective Date and the following information with respect to each insurance policy maintained by the Company: (a) the name of the insurer and the name of each insured party; (b) the policy number and the period of coverage; (c) a description of the scope and the amount of coverage; and (d) a description of any retroactive premium adjustments or other loss-sharing arrangements. Each such policy is currently in full force and effect, all premiums due and payable with respect thereto have been paid in full, the Company is not in breach or default under the terms of any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit any termination, modification, or acceleration under the policy. The Company has at all times since its inception carried insurance with reputable insurers in respect of its properties, assets and business and has complied with all applicable terms and conditions, including payment of premiums, with respect to such insurance policies. Neither the Company nor the Stockholders have received notification from any insurance carrier denying or disputing the amount of any claim, or regarding the possible cancellation of or premium increases with respect to any policies. The Company has provided copies of all policies listed on Schedule 3.10. The Company shall further maintain, or cause to be maintained, in full force and effect, all of the Company’s current policies of liability, property damage, fire, worker’s compensation/employer’s liability and other forms of insurance coverage through and including the Closing Date.

3.11 Litigation. There is no action, suit, investigation, claim, arbitration or litigation pending or, to the Seller’s Knowledge, threatened against the Company, the Acquired Assets, the Business or the transactions contemplated by this Agreement, at law or in equity, or before or by any court, arbitrator or Governmental Authority, and the Company is not operating under or the subject of any order, award, judgment, writ, decree, determination or injunction of any court, arbitrator or Governmental Authority, except prior judgments which have been fully discharged. There are no existing or threatened claims, or any facts on which a claim could be based against the Company, other than those claims reflected on the Interim Financials.

3.12 Material Contracts and Arrangements.

(a) Schedule 3.12(a) lists or references:

(i) All leases, contracts, agreements, commitments or purchase orders to which the Company is a party or by which the Company or any of its property is bound which involves payments or receipts by the Company of more than $5,000 in any single case or which the performance of which will extend over a period of one (1) year.

(ii) Any agreement entered concerning a partnership or joint venture pursuant to which the Company is bound or obligated to perform services.

(iii) All loan agreements, indentures, mortgages and guaranties to which the Company is a party or by which the Company or any of its property is bound that will have not been terminated or satisfied as of the Closing Date.

(iv) All agency, distributor, sales representative and similar agreements to which the Company is bound.

(v) All agreements concerning confidentiality, non-competition or proprietary rights pursuant to which the Company and/or the Stockholders are bound.

(vi) All profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement (written or oral) of the Company for the benefit of its current or former directors, officers, and employees.

(vii) All collective bargaining agreements pursuant to which the Company is bound or subject.

(viii) All agreements of the Company for the employment of any individual on a full-time, part-time, consulting or other basis.

(ix) All agreements that will not have been terminated or satisfied as of the Closing Date under which the Company has advanced or loaned any amount to any of its directors, officers and employees, or which the Company has received any loan or advance from any of its directors, officers and employees.

(x) Any other agreement (or group of related agreements) of the Company, the performance of which involves consideration in excess of $10,000.

(xi) Any agreement of the Company under which the consequences of a default or termination could have a Material Adverse Effect.

(xii) All agreements between the Company and the Stockholders or their respective Affiliates, which will not be terminated or satisfied as of the Closing Date.

The agreements listed on Schedule 3.12(a) in respect of clauses (i) through (xii) are collectively referred to herein as the (“Material Agreements”).

(b) True, complete and correct copies of all of the Material Agreements have been furnished by the Company to the Buyer and are validly existing, legally enforceable obligations of the parties thereto (subject to the terms thereof and applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and general equitable principles), and the Company has duly complied with all of the terms and conditions of the Material Agreements in all material respects and has not done or performed any act which would invalidate or materially impair its rights under any of the Material Agreements. There is no pending assertion or claim that operations pursuant to any Material Agreement have been improperly conducted or maintained, or which would invalidate or materially impair the rights of the Company, or materially increase the costs of the Company, under any of the Material Agreements. No party to any Material Agreement (including the Company) is in breach or default of the provisions of such Material Agreement, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination (for breach or default), modification or acceleration under the respective Material Agreement.

3.13 Assets and Property.

(a) The Acquired Assets, together with the Excluded Assets, constitute all the assets currently used by the Seller in the operation of the Business. The Seller has title to the Acquired Assets it purports to own, free and clear of all Liens, claims and encumbrances, and valid leasehold interests in all Acquired Assets it purports to lease, except in each case only for the Permitted Encumbrances.

(b) Set forth on Schedule 3.13(b) is a list of all real property owned, leased or otherwise used by the Company in connection with the Business, and all such real property is being used by the Company in material compliance with all local, state and federal zoning, planning and use laws, ordinances, regulations and restrictions.

(c) Schedule 3.13(c) hereof contains an accurate and complete description of all Intellectual Property used by the Company in the operation of the Business. The Company owns or has the right to use, and has the right and power to sell and license any Intellectual Property so owned, and (i) neither said Intellectual Property nor the use thereof by the Company nor any products manufactured, distributed or sold by the Company, nor the conduct or operation of the Business, infringes upon any patents, trademarks, copyrights or any other intellectual property rights of any Person, (ii) no claims have been asserted or threatened by any Person with respect to the Company’s Intellectual Property or challenging or questioning the validity of any of said Intellectual Property, (iii) there is no valid basis for any such claim and (iv) there has never been and there is no infringement of any of the Company’s Intellectual Property by any Person. All licenses for software to which the Company is a party or which are binding on the Company are set forth on Schedule 3.13(c) hereof.

3.14 Employees. Attached hereto as Schedule 3.14 is a true and accurate list of the names and addresses of all officers, directors, employees, agents and representatives of the Company with respect to the Business and their respective rates of compensation (including annual bonuses) of each of the foregoing together with the anticipated date of salary review and all accrued vacation, sick leave, bonuses or other compensation due such persons. The Company does not have any written employment contracts or consulting arrangements currently in effect that are not terminable at will. The Company is not a party to any collective bargaining agreements. With respect to all employees and any Persons retained as independent contractors, the Company has complied with all federal, state, foreign and local laws and regulations respecting employment, employment discrimination, employment practices, terms and conditions of employment, payroll and withholding taxes, wages and hours, and occupational safety and health in the work place. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board (or comparable foreign Governmental Authority) or strike, lockout, dispute or work stoppage pending or threatened against or involving the Company. No union organization campaign is in progress or threatened against the Company. No charges, audits, investigations or complaint proceedings are pending or threatened before the Equal Employment Opportunity Commission or any state, local, federal or foreign agency responsible for the prevention of unlawful employment practices with respect to the Company, and there have been no actions taken or conditions caused by any employees or officers of the Company that would give rise to any such complaint or charge. Neither the Company nor the Stockholders have received notice of the intent of any federal, state, local or foreign agency to conduct an audit or an investigation of or relating to or including such employees, independent contractors, or employment practices, and, to Seller’s Knowledge, no such investigations are currently in progress. With respect to any collective bargaining agreement to which the Company is bound, as identified and set forth on Schedule 3.14, the Company has complied with all of the terms thereof and with all side agreements, letters of understanding and arbitration decisions. There are no pending or threatened grievances, arbitrations or other claims for enforcement of such agreements. There is no verbal or written agreement with any labor organization which: (i) purports to bind any successor of the Company to the agreement’s terms; (ii) purports to bind any present or future Affiliate of the Company based upon direct or indirect ownership, management or control; (iii) purports to bind the Company to subsequent agreements or amendments entered into by any multi-employer group or employer bargaining representative other than the Company; or (iv) purports to bind the Company to any collective bargaining agreements covering work performed outside the territorial jurisdiction of the local union which is signatory to the agreement identified in Schedule 3.14.

3.15 ERISA and Related Matters.

(a) Set forth on Schedule 3.15(a) is a list of each Employee Benefit Plan, which is or has been entered into, maintained, contributed to, or participated in, by the Company or that currently covers any employee or former employee of the Company (the “Company Plans”). None of the Company Plans is: (i) a “defined benefit pension plan,” as defined in Section 3(35) of ERISA, (ii) subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, (iii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employee pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Seller or any of its Affiliates would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, or (iv) a “multiple employer plan” within the meaning of Section 413(c) of the Code.

(b) All the Company Plans comply in form and operation in all respects with all applicable requirements of Law and administrative or governmental rules and regulations, including ERISA and the Code, the terms of the Company Plans, and the terms of any applicable collective bargaining agreement. Each Company Plan that is intended to constitute a qualified plan under Section 401(a) of the Code has, at all times, met the requirements for qualification, in form and operation in all respects, and the Company has provided to the Buyer a true and correct copy of the most recent determination letter or opinion letter issued by the Internal Revenue Service with respect to any such qualified Company Plans, and any subsequent determination letters or opinion letters with respect to any amendments to any such Company Plans, and, to the Knowledge of the Seller, no event has occurred, whether by reason of any action or failure to act, which would cause the loss of any such qualification.

(c) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Company Plans that would result in any material Tax or penalty. There have been no changes in the financial condition of the Company Plans from that stated in the annual report (as described in Section 103 of ERISA) most recently filed for each such Company Plan.

(d) There are no actions, lawsuits, arbitrations, audits, inquiries, investigations, proceedings or claims (other than routine claims for benefits made in the ordinary course and qualified domestic relations or medical child support orders) pending or threatened with respect to any Company Plan or the operation thereof (whether brought or threatened to be brought by or against a participant or beneficiary, a trustee, a plan administrator, the Company, any ERISA Affiliate or any director, officer or employee thereof and including matters pending before or threatened by the Internal Revenue Service, Department of Labor, or other Governmental Authority), and there are no facts which could give rise to any such action, lawsuit, arbitration, audit, inquiry, investigation, proceeding or claim.

(e) The Acquired Assets are not subject to any Liens under ERISA or the Code, and, no event has occurred, or condition exists, which could subject any of the Acquired Assets to any future liability, obligation or Lien with respect to any Company Plan, Multiemployer Plan or ERISA Affiliate Plan (including, for this purpose, any Employee Benefit Plan to which the

Company or any ERISA Affiliate previously contributed to or maintained). The Buyer will not assume, incur or succeed to any liability or obligation with respect to any Company Plan or ERISA Affiliate Plan as a result of this Agreement or the transactions contemplated thereby.

(f) The Company did not contribute or have any obligation to contribute to any Multiemployer Plan with respect to any Transferred Employee. No event has occurred with respect to any Multiemployer Plan to which the Company or any of its ERISA Affiliates contribute or have contributed to on behalf of a Transferred Employee, that can reasonably be expected to constitute a “withdrawal” or “partial withdrawal” (as such terms are defined under Title IV of ERISA) with respect to any such Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect.

(g) Each Transferred Employee will be timely notified of any rights he or she may have under Section 4980B of the Code as a result of the Closing.

(h) Provided the Buyer shall offer employment to those persons employed by the Company as of the Closing Date who are listed on Schedule 3.14 as more particularly described in Section 5.7(a), no Company Plan would give rise to any acceleration of vesting, severance, termination or other payments or liabilities, including directly or indirectly to the payment of any amount that would not be deductible pursuant to 280G of the Code as a result of the transactions contemplated by this Agreement (either alone or in connection with any other event, whether contingent or otherwise).

3.16 Related Party Transactions. The Company has not made or entered into any agreement, loan, contract, lease, commitment or understanding with any officer, director, employee, stockholder or partner of the Company, or with any Affiliate of the Company, with respect to which the Buyer may have any continuing rights or obligations after Closing.

3.17 Environmental Matters.

(a) The Company is in compliance with all Environmental Laws applicable to the Company.

(b) The Company is in possession of all permits, licenses and approvals required of the Company by or pursuant to all Environmental Laws and such permits, licenses and/or approvals are in full force and effect.

(c) There are no pending or threatened legal actions, suits, orders, claims or other proceedings, or any unresolved written notices of violation, requests for information, demands, citations or notice of responsibility against or directed to the Company arising out of:

(i) the current or past presence, use and/or Release of Hazardous Materials at or from or onto the Sites;

(ii) the offsite disposal, storage or treatment or other handling of Hazardous Materials originating from the Sites in connection with the business operations of the Company; or

(iii) any violation of any Environmental Laws arising out of or resulting from the business operations of the Company.

(d) There have been no Releases of Hazardous materials in reportable quantities on, from or beneath the Sites.

(e) The Sites do not contain any:

(i) underground tanks or vessels used for the storage of Hazardous Materials, including but not limited to underground treatment or storage tanks;

(ii) dumps, landfills, waste impoundments or other permanent waste disposal areas;

(iii) PCBs in concentrations regulated by the federal Toxic Substances Control Act;

(iv) asbestos; or

(v) lead based paint.

(f) As requested by the Buyer, the Company will provide reasonable assistance to the Buyer, to the extent permissible under applicable law, in transferring to the Buyer such permits, licenses, certificates and approvals as the Company has obtained under Environmental Laws for its ongoing operations.

(g) The Company has provided the Buyer with any and all environmental reports, including, but not limited to all environmental site assessments, environmental audits, consultant reports or similar types of documents or reports relating in any way to the Sites and in the Company’s possession or the possession of its attorneys or other agents.

3.18 Customers and Vendors.

(a) Attached hereto as Schedule 3.18(a) is a complete and accurate list (the “Customer List”) of all of the Company’s customers (the “Customers”). All of the Company’s right, title and interest in and to such Customers and the Customer List shall be transferred to the Buyer at the Closing. No Customer appearing on the Customer List has refused (or threatened to refuse) to continue to do business with the Company or, to Seller’s Knowledge, will refuse to do business with the Buyer immediately after the Closing Date on the same terms and conditions as the Company did business with such Customer immediately prior to the Closing. There has been no Material Adverse Effect (during the twelve (12) months preceding the Effective Date) on the business relationship between the Company and any Customer identified in Schedule 3.18(a).

(b) Attached hereto as Schedule 3.18(b) is a complete and accurate list (the “Vendor List”) of all of the Company’s vendors (the “Vendors”). No Vendor appearing on the Vendor List has refused to (or threatened to refuse to) continue to do business with the Company or, to Seller’s Knowledge, will refuse to do business with the Buyer immediately after the Closing Date on the same terms and conditions as the Company did business with such Vendor immediately prior to the Closing. There has been no Material Adverse Effect (during the twelve (12) months preceding the Effective Date) on the business relationship between the Company and any Vendor identified on the Vendor List.

3.19 Accounts Receivable and Accounts Payable. All of the Accounts Receivable as of the Closing Date: (a) arose out of bona fide, arm’s length transactions, (b) are in all respects valid receivables, subject to no rights of set off or counterclaims, (c) are current and collectible and (d) will be collected in accordance with their terms at their recorded amounts. There is no debtor with respect to any of such Accounts Receivable that has refused or threatened to refuse to pay its obligations for any reason, no debtor with respect to any such Accounts Receivable is insolvent or bankrupt, and none of such Accounts Receivable is pledged to any Third Party by the Company. The accounts payable to be assumed by the Buyer in accordance with Section 2.3(a) of this Agreement represent bona fide claims by vendors or creditors for products, sales, work actually performed or other charges arising on or before the Closing Date, arose out of bona fide, arm’s length transactions and are not past due.

3.20 Condemnation. Neither the Company nor the Stockholders have received any notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any part of the Acquired Assets or the Business.

3.21 Full Disclosure. No representation, statement or information made or furnished by the Company or the Stockholders to the Buyer, including, but not limited to, those contained in this Agreement, and the various Schedules and Exhibits to this Agreement, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the representation, information or statement not misleading.

Section 4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are true, correct and complete as of the Effective Date.

4.1 Organization of the Buyer. The Buyer is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization of Transaction. The Buyer has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All actions or proceedings to be taken by or on the part of the Buyer to authorize and permit the due execution and valid delivery by the Buyer of this Agreement and the instruments required to be duly executed and validly delivered by the Buyer pursuant hereto, the performance by the Buyer of its obligations hereunder, and the consummation by the Buyer of the transactions contemplated herein, have been or will have been prior to the Closing duly and properly taken. This Agreement has been duly executed and validly delivered by the Buyer and constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

4.3 Noncontravention. Subject to the approval of the Board of Directors of the Buyer, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, license or other restriction of any Governmental Authority to which the Buyer is subject; (b) violate or conflict with any provision of the certificate of incorporation or bylaws of the Buyer; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for matters that could not reasonably be expected to have a Buyer Material Adverse Effect.

4.4 Brokers’ Fees. The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

4.5 Approvals. No registration, declaration or filing with, or consent, approval, order or authorization of, or other action by any Governmental Authority or any other Person is required on the part of the Buyer in connection with the execution and delivery of this Agreement, the consummation of transactions contemplated by this Agreement and/or the Buyer’s performance of its obligations hereunder.

4.6 Litigation. There is no claim, action, suit, litigation, proceeding or investigation pending or, to the Buyer’s Knowledge, threatened against the Buyer concerning this Agreement or any of the other agreements contemplated hereby or any of the transactions contemplated hereby or thereby.

Section 5. Covenants. The Parties agree as follows:

5.1 General. Each of the Parties will use its Commercially Reasonable Efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).

5.2 Notices, Consents and Approvals. The Parties shall cooperate with each other and use all Commercially Reasonable Efforts to: (a) promptly prepare and file all necessary documentation, (b) effect all necessary applications, notices, petitions and filings and execute all agreements and documents and (c) obtain all necessary consents, approvals and authorizations of all other parties necessary or advisable, for the Parties to consummate the transactions contemplated by this Agreement (including, without limitation, in the case of the Seller, obtaining the Seller’s Approvals).

5.3 Operation of Business During Interim Period.

(a) During the Interim Period (if any), the Company will operate the Business and maintain the Acquired Assets, in each instance, in the ordinary course consistent with past practices unless: (i) otherwise required under the express terms of this Agreement, or (ii) with the prior written consent of the Buyer.

(b) Without limiting the generality of the foregoing, the Company shall not during the Interim Period (if any), without the prior written consent of the Buyer:

(i) sell, lease (as lessor), transfer or otherwise dispose of, any of the Acquired Assets other than as used, consumed or replaced in the ordinary course of business consistent with past practice, or encumber, pledge, mortgage or suffer to be imposed on any of the Acquired Assets any Lien other than Permitted Encumbrances;

(ii) fail to maintain in full force and effect all Permits;

(iii) fail to maintain in full force and effect all policies of insurance in such amounts as heretofore maintained;

(iv) fail to perform all obligations under all Contracts;

(v) increase the salaries or other compensation or benefits of any of its employees or independent contractors;

(vi) incur any Liabilities, except for Liabilities incurred in the ordinary course of business;

(vii) make any capital expenditure or commitment to make any capital expenditure in any individual case in excess of $5,000 or in the aggregate in excess of $10,000, or enter into any long-term lease or other agreement involving real estate or capital equipment;

(viii) invest in or make a loan to any person, company or enterprise;

(ix) waive any right under any Contract;

(x) take any action which is inconsistent with its obligations hereunder or which could hinder or delay the Closing;

(xi) enter into any commitment other than in the ordinary course of business consistent with past practices;

(xii) make any guaranty or obtain any bond unless an increase or renewal is required by an existing Contract; and

(xiii) enter into any agreement, commitment or understanding, whether in writing or not, to take any of the actions specified in this Section 5.3.

5.4 Access During Interim Period. During the Interim Period (if any), the Company will permit one or more designated officers, employees or agents of the Buyer to have access upon reasonable notice during normal business hours, in a manner so as not to interfere with normal business operations, to observe all premises, properties, management, personnel, books, records (including Tax records) and documents associated with the Company and the Business.

5.5 Interim Period Notice.

(a) Prior to Closing, each of the Buyer and Seller shall promptly notify the other Party if any information comes to its attention that would or might excuse the other Party from the performance of its obligations under this Agreement or would or might cause any condition to close set forth in Sections 6.1 or 6.2 not to be satisfied.

(b) Prior to Closing, the Seller shall promptly notify the Buyer of the existence of any matter of which it is or becomes aware which, if in existence on the Effective Date or the Closing Date, would or might cause any of the representations or warranties in Section 3 above to be untrue or incorrect.

(c) Prior to Closing, the Buyer shall promptly notify the Seller of the existence of any matter of which it is or becomes aware which, if in existence on the Effective Date or the Closing Date, would or might cause any of the representations or warranties in Section 4 above to be untrue or incorrect.

5.6 Further Assurances. At any time and from time to time after the Closing, at the request of a Party, any other Party will execute and deliver such instruments of sale, assignment and confirmation and take such action consistent with the terms of this Agreement as may be reasonably necessary to consummate more effectively the transactions contemplated by this Agreement.

5.7 Employee Matters.

(a) The employees of the Company identified on Schedule 5.7(a) shall be offered “at-will” employment by the Buyer and the contractors of the Company identified on Schedule 5.7(a) shall be offered independent contractor contracts terminable at will by the Buyer, all on terms and conditions to be determined by the Buyer, to be effective as of 11:59 p.m. Eastern Time on the Closing Date. Each employee of the Company who is offered employment by the Buyer shall be terminated by the Company effective as of 11:59 p.m. Eastern Time on the Closing Date and thereafter employed as a “new hire” by the Buyer. Each such employee hired by the Buyer is referred to herein as a “Transferred Employee.” Any employee of the Company who is not hired by the Buyer may remain an employee of the Seller and may be terminated by the Seller, in its discretion. Nothing contained herein shall be deemed to affect or to limit in any way the prerogative of the Buyer to terminate the employment of any Transferred Employee or to change, modify, suspend or terminate any term of employment (including, any compensation or benefit plan, policy, program or arrangement offered or provided by the Buyer to any Transferred Employee) or to create in, or grant to, any Transferred Employee any third-party beneficiary rights or claims, or any cause of action of any kind or nature.

(b) The Seller shall cooperate as may reasonably be requested by the Buyer with respect to effecting the transition of the Transferred Employees to the Buyer.

(c) The Seller shall be responsible for any legally mandated continuation of health care coverage for any employee, or former employee, of the Company, including the Transferred Employees, and/or their dependents that have a loss of health care coverage due to a qualifying event on or before the Closing Date.

(d) With respect to any Transferred Employees, the Buyer will assume responsibility for any accrued, but unpaid and/or unused benefits under any Company Plans (including, without limitation, any Company Plan that provides for vacation leave, sick leave, holiday leave or other leaves of absence); provided that the same have been properly accrued on the Interim Financials and the Estimated Closing Date Balance Sheet. The Seller shall be solely responsible for any severance or other similar benefits payable to any employee, including any Transferred Employee, on account of the transactions contemplated hereby under any severance plans, programs or arrangements which the Seller may have maintained or is alleged to have maintained.

(e) No provision of this Section shall create any third party beneficiary rights in any person or organization, including without limitation, any Transferred Employee, or any employee or former employee (including any beneficiary or dependent thereof) of the Company, or other representatives of such Transferred Employees, employees or former employees, or trustees, administrators, participants or beneficiary of any employee benefit plan, and no provision of this Section shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement of the Buyer or the Seller.

(f) The Transferred Employees shall receive credit for all periods of employment and/or service with the Seller and its Affiliates (including service with predecessor employers, where such credit was provided by the Seller or its Affiliates) prior to the Closing Date for purposes of eligibility and vesting (but not for benefit accrual, except for accrual of vacation and severance benefits under the Buyer’s relevant plans and policies, as set forth in this Agreement), including for purposes of satisfying any service requirements for early retirement under any pension plan adopted by the Buyer or its Affiliates with respect to Transferred Employees.

5.8 Cooperation after Closing.

(a) Investigation and Litigation Cooperation. The Buyer and the Seller agree to reasonably cooperate with each other in connection with any investigation by any Governmental Authority, litigation or regulatory or other proceeding which may continue or arise following the Closing Date and which relates to the operation of the Company or the Business prior to the Closing Date. In the event and for as long as the Buyer or Seller actively is prosecuting, contesting or defending any action, suit, grievance, proceeding, hearing, investigation, charge, complaint, claim or demand with respect to any Third Party in connection with or related to the Business, the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, the Transferred Employees, or the non-Transferred Employees, the other Party will reasonably cooperate with such contest or defense and make reasonably available its personnel, records and information applicable to such matter as may be necessary in connection with prudent handling of such prosecution, contest, or defense, at the prosecuting, contesting, or the defending Party’s expense (unless otherwise entitled to indemnification therefore pursuant to this Agreement).

(b) Collection of Accounts Receivable. It is the intent and agreement of the Parties that the Buyer shall be entitled to all income generated from the Accounts Receivable and the Contracts transferred by the Company to the Buyer pursuant to this Agreement. If any Customer, with respect to any Account Receivable or Contract which belongs to the Buyer pays the Seller, the Seller shall remit to the Buyer, within ten (10) days of the receipt thereof by the Seller, all payments so received from such Customer. The Seller and the Stockholders shall, at no expense to the Buyer, provide such reasonable cooperation and assistance as may be requested by the Buyer from time to time to assist with the collection of any amounts due with respect to any of the Accounts Receivable or any of the Contracts to be transferred by the Company to the Buyer pursuant to this Agreement. Such cooperation shall include, but not be limited to, reviewing the books and records with respect to any Customer, assisting with communications with any Customer, and appearing as a witness in any legal proceedings relating the collection of any amounts relating to such Accounts Receivable or such Contract. The Buyer shall collect all of such Accounts Receivable for its account in accordance with its reasonable business practices and applicable Law, but shall not be required to bring any action or take any extraordinary steps to collect any such Accounts Receivable. Any Accounts Receivable not collected by the Buyer within three hundred fifty (350) days of the Closing Date shall, at the Buyer’s option (and as the Buyer’s sole remedy), be reassigned to the Seller, and the Buyer may, at its option: (i) request the Escrow Agent to release from the Escrow Fund (in accordance with the terms of the Escrow Agreement) the amount of such uncollected receivables from the Escrow Fund, if available, or (ii) if the remaining balance of the Escrow Fund is insufficient to cover the amount of such uncollected receivables, then the Seller and the Stockholders shall jointly and severally be obligated to pay the Buyer the remaining balance of the uncollected amount of such receivables in cash. This Section 5.8(b) sets forth the Buyer’s sole remedy for any uncollected Accounts Receivable. Following the reassignment of any Accounts Receivable, the Seller and the Stockholders may take such actions as they deem reasonably necessary to collect any such reassigned Accounts Receivable.

(c) Corporate Name. Within two (2) business days of the Closing, the Seller shall cause the name of the Seller to be changed to a name that does not include the words “Zero 2 Ten,” “Zero2Ten” or any derivative thereof. As a condition to Closing, the Seller shall deliver to the Buyer a copy of such proposed amendment to the articles of incorporation of the Seller in the form to be filed with the Georgia Secretary of State promptly following the Closing.

(d) Operation of Business. During the Earnout Period (as defined in the Earnout Agreement), the Buyer shall (i) operate the Business in the ordinary course of business consistent with past practice and the Earnout Agreement; (ii) maintain separate books and records for the Business (with a right of inspection for the Seller) and (iii) act in good faith and in a spirit of fair dealing.

5.9 Risk of Loss. Except as otherwise provided in this Section 5.9, during the Interim Period (if any) all risk of loss or damage to the property of the Company shall be borne by the Seller. If during the Interim Period (if any) the Acquired Assets are damaged by fire or other casualty, or are taken by a Governmental Authority by exercise of the power of eminent domain (each such event, an “Event of Loss”), then the Buyer shall have the option, exercisable by notice to the Seller within thirty (30) days immediately following the Buyer’s receipt of notice of the occurrence of such Event of Loss, either (a) to proceed with the consummation of the transaction at Closing, in which event, the Seller shall assign over or deliver to the Buyer at Closing all condemnation proceeds or insurance proceeds which the Seller receives or to which the Seller becomes entitled by virtue of the Event of Loss, less any costs and expenses reasonably incurred by the Seller in obtaining such condemnation proceeds or insurance proceeds, or (b) to terminate this Agreement, in which event this Agreement shall terminate and none of the Parties shall thereafter have any obligation or liability to the other by reason of this Agreement.

5.10 No Shop. The Company and the Stockholders agree that, for the period commencing upon the execution of this Agreement and ending on the first to occur of a Closing or the effective date of any termination of this Agreement, neither the Company nor its officers, directors, servants or agents, nor the Stockholders will, directly or indirectly, through any officers, directors, agents, stockholders or otherwise: (a) solicit or initiate, directly or indirectly, or encourage submission of any inquiries, proposals or offers from any potential acquirors relating to a merger, consolidation, reorganization, recapitalization, tender offer, share exchange or similar transaction of the Company or any disposition of the Business, assets or securities of the Company, or any part thereof; or (b) except with respect to the transactions contemplated by this Agreement, participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to the merger, consolidation, reorganization, recapitalization, tender offer, share exchange or similar transaction of the Company or any disposition of the Business, assets or any securities of the Company, or any part thereof. The Company shall immediately notify the Buyer of any contact between the Company, its officers, directors, agents or Stockholders with any Person regarding any such offer, proposal or related inquiry and will disclose to the Buyer the name of such Person and the terms of such offer, proposal or inquiry.

5.11 Bulk Sales Law. At the request of the Seller, the Buyer has agreed to waive compliance by the Seller with all applicable bulk sales laws in connection with the transaction contemplated by this Agreement. In consideration therefore, the Seller covenants and agrees to indemnify and hold the Buyer harmless from any and all damages, losses, liabilities, deficiencies, costs and expenses, including, without limitation, reasonable attorneys’ fees, arising by reason of noncompliance with any such laws.

Section 6. Conditions to Obligation to Close

6.1 Conditions to Obligation of the Buyer to Close. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Seller and the Stockholders set forth in Section 3 above shall be true, correct and accurate in all respects at and as of the Closing Date (other than such representations and warranties as are made as of a specified date, which need only be true and correct only as of such specified date);

(b) Performance by the Seller and Stockholders. The Seller and the Stockholders shall have performed and complied with all of its covenants, agreements and obligations hereunder through the Closing;

(c) Seller’s Approvals. The Seller shall have obtained and delivered to the Buyer the consents, approvals, waivers and financing statements set forth on Schedule 6.1(c) (the “Seller’s Approvals”), unless otherwise waived by the Buyer;

(d) Absence of Litigation. No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement or prevent, limit, restrict or impair the ownership, use, operation or enjoyment of the Acquired Assets by the Buyer;

(e) Completion of Due Diligence Review by the Buyer. The Buyer shall have completed its business, operational, accounting and legal due diligence review of the Business and the Acquired Assets, and the Buyer shall, in its sole discretion, be satisfied with the results of such investigation or otherwise waive in writing this condition; and

(f) Deliveries. The Seller and the Stockholders shall have complied with the delivery requirements of Section 2.6.

The Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

6.2 Conditions to Obligation of the Seller to Close. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in Section 4 above shall be true, correct and accurate in all respects at and as of the Closing Date (other than such representations and warranties as are made as of a specified date, which need only be true and correct only as of such specified date);

(b) Performance by the Buyer. The Buyer shall have performed and complied with all of its covenants, agreements and obligations hereunder through the Closing;

(c) Absence of Litigation. No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by the Seller; and

(d) Deliveries. The Buyer shall have complied with the delivery requirements of Section 2.7.

The Seller may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

Section 7. Confidentiality.

(a) Each Receiving Party will treat and hold as confidential all of the Proprietary Information, refrain from using any of the Proprietary Information except in connection with this Agreement and transactions contemplated hereby, and deliver promptly to the Disclosing Party or destroy, at the request and option of the Disclosing Party, all tangible embodiments (and all copies) of the Proprietary Information which are in its possession. For purposes of this Section 7, following the Closing, the Seller shall be deemed a Receiving Party (and the Buyer shall be deemed a Disclosing Party) of all Proprietary Information relating to the Acquired Assets. In the event that the Receiving Party is requested or required (by oral question or request for information or documents in any legal proceeding, including, without limitation any interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Proprietary Information, the Receiving Party will notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, compelled to disclose any Proprietary Information to any tribunal or else stand liable for contempt, then the Receiving Party may disclose the Proprietary Information to the tribunal; provided, however, that the Receiving Party shall use its best efforts to obtain, at the request and at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Proprietary Information required to be disclosed as the Disclosing Party shall designate.

(b) The obligations of the Receiving Party contained in this Section 7 shall be in full force and effect for a period of three (3) years after: (i) the date hereof or (ii) the termination of this Agreement, whichever occurs later, provided, however, that effective as of Closing, the Buyer shall be entitled to use and disclose Proprietary Information in connection with its operation of the Business and the provisions of this Section 7 shall apply to the Buyer only to with respect to Proprietary Information of the Seller not related to the Business.

(c) Upon the Disclosing Party’s prior written approval (such approval not to be unreasonably withheld, delayed or conditioned), the Receiving Party may provide Proprietary Information to any Third Party or Governmental Authority with jurisdiction, as necessary, to obtain any consents, waivers or approvals as may be required for the Receiving Party to undertake the transactions contemplated herein. The Receiving Party will seek confidential treatment for such Proprietary Information provided to any such Governmental Authority and the Receiving Party will notify the Disclosing Party as far in advance as is practicable of its intention to release to any such Governmental Authority any such Proprietary Information.

Section 8. Tax Cooperation. The Buyer and the Seller will cooperate fully with each other in connection with: (a) the preparation and filing of any Federal, state, local or foreign Tax Returns for the operations of the Business prior to the Closing Date, and (b) any audit examination by any Governmental Authority of the returns referred to in clause (a). Such cooperation shall be limited to the furnishing or making available of records, books of account or other materials of the Business necessary or helpful for the defense against assertions of any taxing authority as to any Tax Returns which include operations of the Business prior to the Closing Date; provided, however, that the Party furnishing such material shall be reimbursed by the other Party hereto for the reasonable associated costs and expenses thereof as shall be mutually agreed upon by such Parties.

Section 9. Survival, Effect of Closing and Indemnification

9.1 Survival of Representations and Warranties; Survival of Covenants and Agreements. All representations and warranties of the Parties contained in this Agreement shall survive for a period of three (3) years after the Closing, unless waived in writing by the Party for whose benefit such representations and warranties have been given; provided, however, that:

(a) if an Indemnified Party provides proper written notice to the Indemnifying Party hereunder of any matter within the scope of an Indemnifying Party’s indemnity obligation within such three (3) year period, the Indemnified Party may pursue its claim for indemnification after such three (3) year period, in which case the representation or warranty on which it is based shall survive until such claim is resolved, (b) the representations and warranties of the Seller and the Stockholders set forth in Sections 3.2 and 3.13(a) shall survive the Closing indefinitely and (c) the representations and warranties of the Seller and the Stockholders set forth in Sections 3.9, 3.11, 3.15 and 3.17 shall survive until the expiration of the applicable statute of limitations. The covenants and agreements contained in this Agreement that by their terms survive the Closing or termination of this Agreement, as the case may be, shall survive the Closing.

9.2 Indemnity by the Seller and the Stockholders.

(a) The Seller and the Stockholders hereby agree, jointly and severally, to indemnify, defend and hold harmless the Buyer and its Affiliates against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, dues, assessments, Taxes, losses, fines, penalties, damages, expenses, fees, costs, and amounts paid in settlement (including, without limitation, reasonable attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), arising out of any claim, damage, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter (collectively, the “Losses”) (whether or not resulting from a Third Party Claim) that results from:

(i) any breach of a representation or warranty made by the Seller or the Stockholders in or pursuant to this Agreement;

(ii) any default in the performance of any of the covenants or agreements made by the Seller or the Stockholders in this Agreement or any agreement or document referenced herein; and

(iii) any failure of the Seller to pay, discharge, or perform any of the Excluded Liabilities, or any asserted liability resulting from any dispute or claim against the Buyer concerning any of the Excluded Liabilities; and

(iv) resulting from or arising out of or relating to the operations or business of the Seller prior to Closing, or resulting from, arising out of, or relating to any act or omission prior to Closing of the Seller or the Seller’s directors, officers, employees, consultants or agents except for the Assumed Liabilities.

Notwithstanding anything to the contrary, neither the Seller nor any Stockholder shall have any responsibility or liability whatsoever for any breach or default of another Stockholder under a Non-Compete Agreement signed by another Stockholder in favor of the Buyer and/or the Parent. The foregoing sentence is not applicable to acts of a Stockholder acting on behalf of the Seller in breach or default of the Non-Compete Agreement signed by the Seller.

(b) Notwithstanding anything to the contrary contained herein, the Buyer shall not be entitled to indemnification from the Seller and/or the Stockholders until such time as the claims of indemnification by the Buyer exceed, in the aggregate, $25,000 (the “Liability Basket”), but then for the full amount of the claims. Notwithstanding the foregoing, the Liability Basket as set forth in this Section 9.2(b) shall not apply to any indemnification claims of the Buyer in connection with: (i) any willful or intentional breach by the Seller and/or Stockholders of this Agreement or any other agreement, instrument or document executed or delivered by the Seller and/or Stockholders hereunder; (ii) any fraud by the Seller or the Stockholders related to the transactions contemplated hereby; (iii) any breach of any covenant or agreement of the Seller and/or Stockholders (or the Subsidiary pre-Closing) contained in this Agreement or any other agreement, document or instrument executed or delivered pursuant hereto; (iv) the Purchase Consideration Adjustment; (v) any obligations of the Seller and/or the Stockholders under Section 5.8(b); (vi) any breach of, or inaccuracy in, any of the representations and warranties of the Seller and/or the Stockholders set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.9, 3.11, 3.13(a), 3.15 and/or 3.17, or the failure of the certificate provided by the Seller in accordance with Section 2.6(f) to be true and correct relating to any of the aforementioned representations and warranties; (vii) Sections 9.2(a)(iii) or 9.2(a)(iv); or (viii) Taxes imposed, or threatened to be imposed, on the Buyer with respect to, or arising out of, the operations of the Business on or prior to the Closing Date.

(c) Notwithstanding anything to the contrary contained herein, the total aggregate collective liability of the Seller and the Stockholders under this Section 9 shall be limited to the Purchase Price (the “Cap”); provided, however, the limitations of the Cap shall not apply to Losses arising out of: (i) any fraud by the Seller or the Stockholders related to the transactions contemplated hereby; (ii) the Purchase Consideration Adjustment; (iii) any obligations of the Seller and/or the Stockholders under Section 5.8(b); (iv) any breach of, or inaccuracy in, any of the representations and warranties of the Seller and/or the Stockholders set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.9, 3.11, 3.13(a), 3.15 and/or 3.17; (v) Sections 9.2(a)(iii) or 9.2(a)(iv); or (vi) Taxes imposed, or threatened to be imposed, on the Buyer with respect to, or arising out of, the operations of the Business on or prior to the Closing Date.

9.3 Indemnity by the Buyer.

(a) Except as otherwise provided in this Agreement, the Buyer hereby agrees to indemnify, defend and hold harmless the Seller, the Stockholders and their Affiliates against and in respect of all Losses (whether or not resulting from a Third Party Claim) that result from:

(i) the conduct of the Business after the Closing Date (except for the Excluded Liabilities);

(ii) any breach of a representation or warranty made by the Buyer in this Agreement;

(iii) any default in the performance of any of the covenants or agreements made by the Buyer in this Agreement; and

(iv) any failure of the Buyer to pay, discharge, or perform any of the Assumed Liabilities, or any asserted liability resulting from any dispute or claim against the Seller and/or any Stockholders concerning any of the Assumed Liabilities.

(b) Notwithstanding anything to the contrary contained herein, the Seller and the Stockholders shall not be entitled to indemnification from the Buyer until such time as the claims of indemnification by the Seller and the Stockholders exceed, in the aggregate, the Liability Basket, but then for the full amount of the claims. Notwithstanding the foregoing, the Liability Basket as set forth in this Section 9.3(b) shall not apply to any indemnification claims of the Seller in connection with: (i) any willful or intentional breach by the Buyer of this Agreement or any other agreement, instrument or document executed or delivered by the Buyer hereunder; (ii) any fraud by the Buyer related to the transactions contemplated hereby; (iii) any breach of any covenant or agreement of the Buyer contained in this Agreement or any other agreement, document or instrument executed or delivered pursuant hereto; (iv) the Purchase Consideration Adjustment; (v) Sections 9.3(a)(i) or 9.3(a)(iv); and (vi) any breach or inaccuracy of the representation and warranty of the Buyer in Section 4.4.

(c) Notwithstanding anything to the contrary contained herein, the total aggregate liability of the Buyer under this Section 9 shall be limited to the Cap; provided, however, the limitations of the Cap shall not apply to Losses arising out of: (i) any fraud by the Buyer related to the transactions contemplated hereby; (ii) the Purchase Consideration Adjustment; (iii) any breach of, or inaccuracy in, the representation and warranty of the Buyer in Section 4.4; (iv) Sections 9.3(a)(i) or 9.3(a)(iv); or (v) Taxes imposed, or threatened to be imposed, on the Seller with respect to, or arising out of, the operations of the Business following the Closing Date.

9.4 Matters Involving Third Parties.

(a) If any Third Party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claims, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the

Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

(d) In the event any of the conditions in Section 9.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with or obtain the consent from any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

9.5 Right of Release or Offset. Notwithstanding anything to the contrary contained herein, in the event that the Seller and/or the Stockholders shall become obligated to pay any sum hereunder to the Buyer, the Buyer may, in its sole and absolute discretion, without consent from the Seller or the Stockholders, request the Escrow Agent to release from the Escrow Fund the aggregate of all amounts which are due and owing from the Seller and/or the Stockholders to the Buyer pursuant to this Section 9, subject to the terms of the Escrow Agreement. In the event that the Escrow Fund is not sufficient to satisfy any sum due or payable to the Buyer, the Buyer shall be entitled to offset and deduct from the Earnout Consideration or any other monies due and owing the Seller or the Stockholders.

9.6 Subrogation of the Buyer. In the event that the Buyer shall become liable for or suffer any damage with respect to any matter which was covered by insurance maintained by the Seller on or prior to the Closing Date and for which coverage is available at the time the claim is asserted, the Buyer shall be and hereby is subrogated to any rights of the Seller under such insurance coverage and shall be entitled to receive any insurance proceeds which the Seller may receive on account of any such liability or damage.

9.7 No Right of Contribution. Neither the Seller nor any Stockholder nor any Affiliates thereof shall have any right of contribution against the Subsidiary with respect to any breach by the Subsidiary of any of its representations, warranties, covenants or agreements contained in this Agreement or any other agreement contemplated hereby.

9.8 Exclusive Remedy. Except with respect to claims based on fraud and claims for equitable relief to enforce the terms of any covenants herein, each of the Parties acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims arising under this Agreement shall be pursuant to the provisions set forth in this Section 9.

Section 10. Termination.

10.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if any of the following has occurred: (i) the Company has breached any covenant, representation or warranty contained in this Agreement, the Buyer has notified the Company of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach; (ii) the Closing shall not have occurred on or before April 30, 2015 by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement), provided that if the Seller is attempting to satisfy such conditions precedent with due diligence, then upon the Seller’s reasonable request on or before such date, the Buyer shall extend such date for a reasonable period of time to allow such conditions precedent to be satisfied, but not more than thirty (30) days; (iii) one or more courts of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, which order, judgment or decree shall have become final; (iv) any statute, rule or regulation shall have been enacted by any Governmental Authority which, directly or indirectly, prohibits the consummation of the transactions contemplated hereby; (v) in accordance with Section 5.9 hereof; or (vi) the Seller has given the Buyer any notice pursuant to Section 5.5(b) above and the matter that is the subject of such notice, if in existence on the Effective Date or the Closing Date, would cause the representations and warranties of the Seller set forth in Section 3 hereof not to be true and correct.

(c) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if any of the following has occurred: (i) the Buyer has breached any covenant, representation or warranty contained in this Agreement which breach could reasonably be expected to have a Buyer Material Adverse Effect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach; (ii) the Closing shall not have occurred on or before April 30, 2015 by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement); provided if the Buyer is attempting to satisfy such conditions precedent with due diligence then upon the Buyer’s request on or before such date, the Seller shall extend such date for a reasonable period of time to allow such condition precedents to be satisfied, but not more than thirty (30) days; (iii) one or more courts of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, which order, judgment or decree shall have become Final; or (iv) any statute, rule or regulation shall have been enacted by any Governmental Authority which, directly or indirectly, prohibits the consummation of the transactions contemplated hereby.

10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder, except to the extent expressly surviving such termination, shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

Section 11. Miscellaneous

11.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will provide the other Parties with the opportunity to review in advance the disclosure).

11.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Third Party.

11.3 No Joint Venture. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty on or with respect to any Party. No Party is or shall act as or be the agent or representative of any other Party.

11.4 Entire Agreement. This Agreement (including any other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.5 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. As used herein, the term “successor” shall include, but not be limited to, any successor by way of merger, consolidation, share exchange, sale of all or substantially all of its assets, or similar reorganization. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder or thereunder without the prior written approval of the other Parties.

11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original. The exchange of copies of this Agreement and of signature pages by facsimile transmission or e-mail shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

11.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (a) upon confirmation of facsimile, and (b) one business day following the date sent when sent by overnight delivery to the following address:

If to the Buyer:	With a copy to:

Edgewater Technology-Zero2Ten, Inc.	Aaron A. Gilman, Esq.
200 Harvard Mill Square, Suite 210	Hinckley, Allen & Snyder LLP
Wakefield, MA 01880	28 State Street
Attention: Timothy R. Oakes, CFO	Boston, MA 02109
Telecopy: (781) 246-9301	Telecopy: (617) 345-9020

If to the Seller or the Stockholders:	With a copy to:

Zero2Ten, Inc.	J. Wesley Skinner, Esq.
2475 Northwinds Parkway, Suite 300	Bovis, Kyle, Burch & Medlin, LLC
Alpharetta, GA 30009	200 Ashford Center North, Suite 500
Attention: Paul Colella, CEO	Atlanta, GA 30338
Telecopy: (770) 668-0878

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth. Notwithstanding the foregoing, the failure of one or more of the Stockholders to receive a copy of any notices, requests, demands, claims and other communications delivered by the Buyer to the Seller shall not affect the validity of such notice, request, demand, claim or other communication.

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.10 Change in Law. If and to the extent that, during the Interim Period (if any), any laws or regulations that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes.

11.11 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.12 Consent to Jurisdiction. With respect to enforcement of: (a) an award pursuant to Section 11.18 or (b) specific performance or other equitable relief pursuant to Section 11.17, each of the Parties consents to the nonexclusive jurisdiction of any local, state or federal court located within the Commonwealth of Massachusetts, for adjudication of any suit, claim, action or other proceeding at law or in equity relating to this Agreement, or to any transaction contemplated hereby. The Parties each accept, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waive any objection as to venue, and any defense of forum non convenient.

11.13 Severability. Any term or provision of this Agreement that is held invalid or unenforceable in any situation by a court or arbitrator having jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.14 Transfer Fees and Expenses. The Seller shall be responsible for the payment of any and all fees, charges or Taxes incurred in connection with the transfer of any of the Acquired Assets by the Seller to the Buyer. Whether or not the transactions contemplated hereby shall be consummated, each of the Parties will bear its, his or her own costs and expenses and will pay for all services rendered to it in facilitation of the transactions contemplated hereby, including, without limitation, attorneys’ and accountants’ fees.

11.15 Construction. Ambiguities or uncertainties in the wording of this Agreement will not be construed for or against any Party, but will be construed in the manner that most accurately reflects the Parties’ intent as of the Effective Date. The Parties acknowledge that they have been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

11.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

11.17 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to seek injunctive and other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled to hereunder, or at law or in equity.

11.18 Dispute Resolution. The Buyer and the Seller shall attempt in good faith to resolve all claims, disputes and other disagreements arising hereunder by referring any such matter to their respective chief executive officers or other appropriate executive officers for resolution. Either of such Parties may give the other Party written notice of any dispute or claim, and within ten (10) days after delivery of said notice, such executives will meet at a mutually acceptable time and place (and thereafter as often as they reasonably deem necessary) to exchange information and to attempt to resolve the dispute or claim. In the event that a dispute or claim between such Parties cannot be resolved within thirty (30) days after the initial meeting of the executives regarding such dispute or claim, such dispute or claim shall, at the request of either Party, after providing written notice to the other Party, be submitted to binding arbitration in Boston, Massachusetts, unless such Parties agree to a different location, in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) then in effect. The notice of arbitration shall specifically describe the claims, disputes or other matters in issue to be submitted to arbitration. The Buyer and Seller shall mutually select an independent arbitrator experienced in resolving commercial contract disputes. If such Parties are unable to agree upon an independent arbitrator within ten (10) days of the receipt of notice from the Party submitting the matter to arbitration, such Parties shall cause the AAA to submit to each Party a list of seven (7) qualified potential independent arbitrators. Each Party shall rank each arbitrator in order of its preference within ten (10) days after receipt of such list. The AAA shall appoint as the arbitrator the person with the highest priority match between the two Parties; provided, however, that in the case of a tie, the arbitrator shall be selected by a coin toss. The discovery rights and procedures provided by the Federal Rules of Civil Procedure shall be available and enforceable in the arbitration proceeding. The written decision of the arbitrator so appointed shall be conclusive and binding on the Parties and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the Parties to the arbitration, provided, however, that each Party shall pay for and bear the cost of its own experts, evidence and legal counsel, unless the arbitrator rules otherwise in the arbitration. Both Parties agree to use reasonable efforts to cause a final decision to be rendered with respect to the matter submitted to arbitration within sixty (60) days after the final selection of the arbitrator. Any decision may include any remedy contemplated by this Agreement and any allocation of the fees and expenses of such arbitration deemed just and equitable by the arbitrator; provided, however, the arbitrator shall not be entitled to award incidental, exemplary, special, punitive or consequential damages. Nothing contained in this Section 11.18 shall limit either Party’s right to seek specific performance or other equitable relief.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER:

EDGEWATER TECHNOLOGY-ZERO2TEN, INC.

By:	/s/ Timothy R. Oakes
Name:	Timothy R. Oakes
Title:	Treasurer

SELLER:

ZERO 2 TEN, INC.

By:	/s/ Paul Colella
Name:	Paul Colella
Title:	CEO

SUBSIDIARY:

ZERO2TEN EMEA LIMITED

By:	/s/ Paul Colella
Name:	Paul Colella
Title:	CEO

STOCKHOLDERS:

/s/ Paul A. Coella
Paul A. Colella

/s/ Ryan Casey
Ryan Casey

/s/ David T. Kohar
David T. Kohar

/s/ Adam Spurr
Adam Spurr